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                                                                  Exhibit (h)(3)

                            TRANSFER AGENCY AGREEMENT

      AGREEMENT made this 1st day of July, 2003, between MMA PRAXIS MUTUAL FUNDS (the "Company"), a Delaware business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

      WHEREAS, the Company and BISYS entered into a Transfer Agency Agreement dated December 31, 1998, which was amended as of July 24, 2002 (the 1998 Agreement"), whereby BISYS agreed to perform certain services for the company, which continued in effect through the date hereof; and

      WHEREAS, the Company desires that BISYS continue to perform certain services for each series of the Company and each investment portfolio of the Company, all as now or hereafter may be established from time to time (individually referred to herein as a "Fund" and collectively as the "Funds"); and

      WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.    Services.

      BISYS shall perform for the Company the transfer agent services set forth in Schedule A hereto. BISYS also agrees to perform for the Company such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as are provided on an amendment to Schedule A hereof, in consideration of such fees as the parties hereto may agree.

      BISYS may, with prior consent of the Company, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Company (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities as transfer agent under this Agreement at the expense of BISYS, with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of BISYS and not the agent of the Company or such Fund, and that BISYS shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.


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

2.    Fees.

      For the services to be rendered, the Company shall pay to BISYS the compensation set forth in the Omnibus Fee Agreement between the BISYS and the Company.

3.    Reimbursement of Expenses.

      In addition to paying the fees described in Section 2 hereof the Company shall also reimburse BISYS for its reasonable out-of-pocket expenses. The Company agrees to reimburse BISYS for its' out-of-pocket expenses in providing services hereunder, including without limitation, the following:

      (a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Company and in delivering all materials to shareholders;

      (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Company, the Company's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder.

      (c) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by BISYS for the performance of the services to be provided hereunder;

      (d)   The cost of microfilm or microfiche of records or other materials;

      (e)   Sales taxes paid on behalf of the Company;

      (f)   Expenses associated with the tracking of "as-of" trades;

      (g) All systems-related expenses associated with the provision of special reports and services pursuant to Schedule C attached hereto; and

      (h) Any expenses BISYS shall incur at the written direction of an officer of the Company thereunto duly authorized.

      Notwithstanding the foregoing, the Company shall not be required to reimburse any expenses to the BISYS that are covered by the omnibus fees payable to Fund Accountant, as set forth in the Omnibus Fee Agreement.


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

4.    Effective Date.

      This Agreement shall become effective as of the date first written above (the "Effective Date").

5.    Term.

      This Agreement shall continue in effect with respect to each Fund, unless earlier terminated by either party hereto as provided hereunder, until June 30, 2005 (the "Term"). During the Term, this Agreement may be terminated only (i) by mutual agreement of the parties or (ii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause.

      For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Company's failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Company is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Company continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

      After such termination, for so long as BISYS, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Company, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of BISYS' reasonable cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the


                                       3
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delivery to the Company and/or its distributor or investment adviser and/or other parties, of the Company's property, records, instruments and documents.

      If, for any reason other than (i) expiration of the Term, (ii) mutual agreement of the parties, or (iii) "cause," as defined above, BISYS is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-transfer Agent appointed by BISYS, as provided in Section 1 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance due BISYS for the remainder of the then-current term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average number of Company shareholder accounts for the twelve months prior to the date BISYS is replaced or a third party is added.

      In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide transfer agency services consistent with this Agreement, including the level of assets subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which BISYS is replaced or a third party is added.

      The parties further acknowledge and agree that, in the event BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provisions contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

6.    Standard of Care; Uncontrollable Events; Limitation of Liability.

      (a) BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

      (b) BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Company's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the


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            foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS' reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption, including by restoring any lost or damaged data.

      (c) BISYS shall provide the Company, at such times as the Company may reasonably require, copies of the most recent reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under the Agreement.

      (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR SPECULATIVE OR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.


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7.    Legal Advice; Reliance on Instructions.

      BISYS may apply to the Company at any time for instructions and may consult with counsel for the Company and with accountants and other experts with respect to any matter arising in connection with BISYS's duties, and BISYS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. Fund Accountant shall notify the Company at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS's responsibilities and duties pursuant to this Agreement. After so notifying the Company, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Company unless relating to a matter involving BISYS' willful misfeasance, bad faith, negligence or reckless disregard of BISYS' responsibilities and duties.

8.    Instructions/Certain Procedures, etc.

      Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or any other person authorized by the Company's Board of Trustees/Directors (hereafter referred to as the "Directors") or by the shareholder or shareholder's agent, as the case may be.

      As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Company relating to the Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Company.

      The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Company (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Company's Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

      The Company acknowledges receipt of a copy of BISYS' policy related to the acceptance of trades for prior day processing (the "BISYS As-Of Trading Policy"). BISYS may amend the


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BISYS As-of Trading Policy from time to time with the written consent of the
Company. A copy of any such amendments shall be delivered to the Company upon request. BISYS may apply the BISYS As-Of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Company and furnished to BISYS by the Company.

      The Company acknowledges and agrees that deviations from BISYS' written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Company requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, or any requirements of the AML Program, BISYS may in its sole discretion determine whether to permit such exception. In the event BISYS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Company (other than an employee of BISYS) and delivered to BISYS (an "Exception"); provided that an Exception concerning the requirements of the Company's AML Program shall be authorized by the Company's AML Compliance Officer (as defined in Section 15). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Company that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith and in accordance with the procedures for an Exception described herein, BISYS shall have no liability for any loss, liability, expenses or damages to the Company resulting from the Exception, and the Company shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to BISYS therefrom.

9.    Indemnification.

      The Company agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses (including reasonable investigation expenses) (collectively, "Losses") resulting from BISYS' performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Company, the investment adviser, fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS' bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties hereunder;

      BISYS shall indemnify, defend, and hold harmless the Company from and against any and all Losses caused by BISYS' willful misfeasance, bad faith or negligence in the


                                       7
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performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.

      The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited, provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made that indemnification is not merited under the circumstances. If in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder. except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

      The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.


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10.   Certain Records and Confidentiality.

      BISYS shall keep and maintain on behalf of the Company all books and records which the Company or BISYS is, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company, or by the Commission (the "Commission") at reasonable times.

      Notwithstanding the foregoing, and upon three (3) days' prior notice from the Company, BISYS shall allow representatives of the Company to perform at BISYS' offices on-site audits during normal business hours and of a duration reasonably necessary to assess BISYS' adherence to the terms of this Agreement. BISYS shall otherwise to keep confidential all books and records relating to the Company and its shareholders, except when (i) disclosure is required by law,
(ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Company or the dealer of record as to such account. BISYS shall provide the Company with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this Section 10 are subject to the provisions of Section 22.

11.   Reports.

      BISYS will furnish to the Company and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed in Schedule B attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule .

12.   Rights of Ownership.

      All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

13.   Return of Records.

      BISYS may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the

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performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

14.   Bank Accounts.

      BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Company with such bank or banks as are selected or approved by the Company, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. The Company shall be deemed to be the customer of such bank or banks for all purposes in connection with such accounts. To the extent that the performance of such services shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or other purposes, the Company and Funds shall provide such bank or banks with all instructions and authorizations necessary for BISYS for effect such disbursements.

15.   Representations of the Company.

      The Company represents and warrants that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, (b) by virtue of its Declaration of Trust or Articles of Incorporation, shares of each Fund which are redeemed by the Company may be sold by the Company from its treasury, and (c) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      The Company also represents and warrants that (a) the Company has adopted the written AML Program that has been submitted to BISYS pursuant to Section 18, and has appointed an officer of the Company as the Company's anti-money laundering compliance officer ("AML Compliance Officer"), (b) the AML Program and the designation of the AML Officer have been approved by the Board, (c) the delegation of certain services thereunder to BISYS, as provided in Section 22, is permitted under the Company's AML Program, and (d) the Company will submit any material amendments to the AML Program to BISYS for BISYS' review and consent prior to adoption in accordance with Section 20.

16.   Representations of BISYS.

      BISYS represents and warrants that: (a) BISYS is currently registered with the appropriate federal agency for the registration of transfer agents, or is otherwise permitted to lawfully conduct its activities without such registration, and that it will remain so registered or able to so conduct such activities for the duration of this Agreement. BISYS agrees that it will promptly notify the Company in the event of any change in its status as a registered transfer agent; (b) BISYS has been in, and shall continue to be in, substantial compliance with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this

Agreement; (c) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder; and (d) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

      BISYS also represents and warrants to the Company that it has adopted and will maintain a written program concerning anti-money laundering services it provides to various clients, and that its policies and procedures are reasonably adequate for it to provide the AML Services and comply with its obligations under this Agreement.

17.   Insurance.

      BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Company, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. BISYS shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

18.   Information to be Furnished by the Company and Funds.

      The Company has furnished to BISYS the following, as amended and current as of the date of this Agreement:

      (a) Copies of the Declaration of Trust or Articles of Incorporation of the Company and of any amendments thereto, certified by the proper official of the state in which such Declaration or Articles has been filed.

      (b)   Copies of the following documents:

            (i)   The Company's By-Laws and any amendments thereto;

            (ii) Certified copies of resolutions of the Directors covering the following matters:

                  (A) Approval of this Agreement and authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct BISYS hereunder; and

                  (B) Authorization of BISYS to act as Transfer Agent for the Company on behalf of the Funds.

      (c) A list of all officers of the Company, with the Company's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Company or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters.

      (d) Two copies of the following (if such documents are employed by the Company):

            (i)   Prospectuses and Statements of Additional Information;

            (ii)  Distribution Agreement; and

            (iii) All other forms commonly used by the Company or its
                  Distributor with regard to their relationships and transactions with shareholders of the Funds.

      (e) A certificate as to shares of beneficial interest or common stock of the Company authorized, issued, and outstanding as of the Effective Date of BISYS' appointment as Transfer Agents (or as of the date on which BISYS' services are commenced, whichever is the later date) and as to receipt of full consideration by the Company for all shares outstanding, such statement to be certified by the Treasurer of the Company.

      (f) A copy of the Company's written AML Program, including related Policies and Procedures.

19.   Information Furnished by BISYS.

      BISYS has furnished to the Company the following:

      (a)   BISYS' Articles of Incorporation.

      (b)   BISYS' Bylaws and any amendment thereto.

      (c) Certified copies of corporate actions covering the following matters:

            (i) Approval of this Agreement, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

            (ii) Authorization of BISYS to act as Transfer Agent for the Company.

            (iii) The current BISYS "As-of" Trading Policy.

            (iv) The written program concerning anti-money laundering services rendered by BISYS to its various clients.

      (d) A copy of the most recent independent accountants' report relating to internal accounting control systems as filed with the Commission pursuant to Rule 17Ad-13 under the Exchange Act.

20.   Amendments to Documents.

21. For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by the Company does not conflict with or violate any requirements of its Articles of Incorporation or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

22.   Reliance on Amendments.

      BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Company pursuant to Sections __ and __ of this Agreement and, subject to the provisions of Section 6 hereof, the Company hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, in the event the same relate to services provided by BISYS hereunder, BISYS shall have no liability for failure to comply with or take any action in conformity with any of such amendments or changes unless the Company first obtains BISYS' written consent to and approval of such amendments or changes.

23.   Compliance with Law.

      Except for the obligations of BISYS set forth herein and in Section 10 hereof, the Company assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares.

      The Company acknowledges that it is a financial institution subject to the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and

Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

      The Company hereby delegates to BISYS the performance, on behalf of the Company, of the anti-money laundering services set forth under Item 6 of Schedule A as concerns the shareholder accounts maintained by BISYS pursuant to this Agreement. BISYS agrees to the foregoing delegation and agrees to perform such services in accordance with the Company's AML Program. In connection therewith, BISYS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Company's AML Program and the requirement that the Company employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. BISYS' obligations under this delegation shall be subject to Sections 18 and 20, which require that the AML Program and any material amendments thereto be submitted to BISYS for its review and consent.

      The Company agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Company maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Company, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

      In connection with the foregoing delegation, the Company also acknowledges that the performance of the anti-money laundering services enumerated in Item 6 of Schedule A involves the exercise of discretion which in some circumstances may result in consequences to the Company and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Company shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Company instructs BISYS that it may avail the Company of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

      BISYS undertakes to comply with all applicable requirements of the securities laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by BISYS hereunder.

24.   Notices.

      Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address at such party may from time to time specify in writing to the other party pursuant to this Section.

25.   Assignment.

      This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that BISYS utilize agents in connection with its services hereunder and may, at its expense and with the advance approval of the Board, subcontract with any entity or person concerning the provision of Fund Accounting services contemplated hereunder (a "Sub-Fund Accountant"). BISYS shall not, however, be relieved of any of its obligations under this Agreement by the appointment of any Sub-Fund Accountant or other subcontractor and that BISYS shall be responsible, to the extent provided in
Section 5 hereof, for all acts of any Sub-Fund Accountant or sub-contractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

26.   Governing Law.

      This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

27.   Activities of BISYS.

      The services of BISYS rendered to the Company hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Directors, officers, employees and Shareholders of the Company are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Company, and that BISYS may be or become interested in the Company as a Shareholder or otherwise.

28.   Privacy.

      Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Company or as required or permitted by law (including, without limitation, Applicable AML Laws and Regulation S-P). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company, consistent with Regulation S-P.

The Company represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

29.   Miscellaneous.

      (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein including but not limited to the 1998 Agreement.

      (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

      (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

      (e) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Company are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising out of this Agreement or otherwise.

      (f) The provisions of sections 2, 3, 5 and 9 and 12 shall survive termination of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                    * * * * *


                                             MMA PRAXIS MUTUAL FUNDS

                                             By:    /s/ John L. Leichty
                                                    ---------------------------
                                             Title: President



                                             BISYS FUND SERVICES OHIO, INC.

                                             By:    /s/ William Tomko
                                                    ---------------------------
                                             Title: President - Fund Services

                                   SCHEDULE A

                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                             MMA PRAXIS MUTUAL FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                            TRANSFER AGENCY SERVICES

1.    Shareholder Transactions.

      (a)   Process shareholder purchase and redemption orders.

      (b) Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

      (c) Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

      (d)   Issue periodic statements for shareholders.,

      (e)   Process transfers and exchanges.

      (f) Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2.    Shareholder Information Services.

(a) Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

(b) Produce detailed history of transactions through duplicate or special order statements upon request.

(c) Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.    Compliance Reporting.

      (a) Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which the fund is registered.

      (b) Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

      (c)   Issue tax withholding reports to the Internal Revenue Service.

4.    Dealer/Load Processing (if applicable).

      (a) Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

      (b) Account for separation of shareholder investments from transactions sale charges for purchase of Fund shares.

      (c) Calculate fees due under 12b-1 plans for distribution and marketing expenses.

      (d) Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.    Shareholder Account Maintenance.

      (a)   Maintain all shareholder records for each account in the Company.

      (b) Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

      (c)   Record shareholder account information changes.

      (d)   Maintain account documentation files for each shareholder.

6.    Anti-Money Laundering Services.

      (a)   Verify shareholder identity upon opening new accounts.

      (b) Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Trust's AML Program.

      (c) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust's AML Program.

      (d) Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

      (e) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's AML Program, and make the same available for inspection by (i) the Trust's AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust's AML Compliance Officer.

      (f) Arrange for periodic reviews, at least annually, to be performed by internal auditors or other auditors chosen by BISYS concerning the BISYS operations related to the AML Services.

      (g)   Perform such other related services as are required by the AML
            Program.

                                   SCHEDULE B

                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                             MMA PRAXIS MUTUAL FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                                     REPORTS

1.    Daily Shareholder Activity Journal

2.       Daily Fund Activity Summary Report

      (a)   Beginning Balance

      (b)   Dealer Transactions

      (c)   Shareholder Transactions

      (d)   Reinvested Dividends

      (e)   Exchanges

      (f)   Adjustments

      (g)   Ending Balance

3.    Daily Wire and Check Registers

4.    Monthly Dealer Processing Reports

5.    Monthly Dividend Reports

6.    Sales Data Reports for Blue Sky Registration

7. Annual report by independent public accountants concerning BISYS' shareholder system and internal accounting control systems to be filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Securities Exchange Act of 1934, as amended.

8. Such special reports and additional information that the parties may agree upon, from time to time.

9. Following each quarterly period, BISYS will provide a report to the following effect pertaining to the AML Services rendered by BISYS hereunder during such quarterly period:

      (a)   performed good order review for all new and reregistered accounts;

      (b)   performed acceptance review for all monetary instruments received;

      (c) administered signature guarantee policy in accordance with prospectus requirements;

      (d) administered escrow hold policy in accordance with prospectus requirements;

      (e)   verified customer address changes;

      (f) verified customer identification for all new accounts and all name changes on existing accounts;

      (g) monitored all purchase transactions made with cash equivalents totaling in excess of $10,000, resulting in the filing of [x] Form 8300 reports during the period. The Fund does not accept cash or currency;

      (h) monitored all accounts for suspicious activity resulting in the filing of [x] Form SAR reports during the period;

      (i) reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of [x] accounts during the period;

      (j) created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds;

      (k) maintained all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the Fund's anti-money laundering program for all BISYS transfer agent services;

10. [The following items will be provided if the Trust falls under the related USA PATRIOT Act provisions:]

      (a) performed the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and

      (b) performed required due diligence on any new correspondent accounts opened during the period.